Exhibit 99.1

A123 Systems Announces Second Quarter 2010 Financial Results

WATERTOWN, MA — August 10, 2010 — A123 Systems (Nasdaq: AONE), a developer and manufacturer of advanced Nanophosphate™ lithium ion batteries and systems, today announced financial results for the quarter ended June 30, 2010.

David Vieau, CEO of A123 Systems, said “A123’s partner momentum is strong and growing.  In the electric grid market, AES recently placed an order for multiple projects totaling 44 megawatts, which is A123’s largest grid order to date.  In the passenger vehicle market, A123 was recently selected as the sole development partner by a major auto manufacturer for a new electric vehicle program.  We’re making strong progress in the rapidly emerging Chinese market: our SAIC joint venture is now operational, our overall pipeline of opportunities is expanding, and we signed a letter of intent with an additional Chinese Auto maker for a hybrid car battery system.”

“We recently began producing prismatic cells at our new Michigan facility, and we remain on track with our previously announced capacity expansion plans.  This coincides with Fisker, Navistar and a number of other new programs that are expected to move into volume production over the next several quarters.  We believe we are on track to meet our primary objectives for 2010, including exiting the year with strong customer momentum, executing against our capacity expansion plans and moving into production in Michigan, the combination of which positions the company for accelerated revenue growth and improving profitability margins in 2011.”

Financial Highlights

Revenue: Total revenue for the second quarter of 2010 was $22.6 million, compared to $19.7 million for the second quarter of 2009.  Within total revenue, product revenue was $15.6 million, compared to $16.5 million in the second quarter of 2009, and services revenue was $7.1 million, compared to $3.2 million in the second quarter of 2009.

Gross Profit/(Loss):  Gross loss was ($2.9) million in the second quarter of 2010, compared to a gross loss of ($2.6) million in the second quarter of 2009.

Net Income/(Loss): Net loss attributable to A123 Systems common stockholders was ($34.2) million, or ($0.33) per share, based on 104.3 million weighted average common shares outstanding in the second quarter of 2010.  This compared to a net loss attributable to A123 Systems common stockholders of ($21.9) million in the second quarter of 2009, or ($2.36) per share based on 9.3 million weighted average common shares outstanding.

Adjusted EBITDA:  Adjusted EBITDA, a non-GAAP financial measure, was ($25.9) million in the second quarter of 2010, compared to ($16.2) million in the second quarter of 2009.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included at the end of this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Cash: A123 Systems had cash and cash equivalents of $353 million at June 30, 2010, compared to $411 million at March 31, 2010, as we invest to increase our worldwide manufacturing capacity.

Other Second Quarter and Year-to-Date Business Metrics

Revenue Mix: During the second quarter of 2010, transportation revenue was $10.5 million and commercial revenue was $5.1 million, compared to a revenue mix of $12.6 million and $3.9 million, respectively, in the second quarter of 2009.  There was no electric grid revenue in the second quarter of 2010 or 2009.

For the six months ended June 30, 2010, transportation revenue was $20.7 million, electric grid revenue was $5.3 million and commercial revenue was $9.4 million, compared to a revenue mix of $25.7 million, $0 million and $11.0 million, respectively, for the first six months of 2009.

Product shipments: During the second quarter of 2010, A123 Systems recorded product shipments equivalent to 14.6 million watt hours, compared to 17.0 million in the second quarter of 2009.

For the six months ended June 30, 2010, A123 Systems recorded product shipments equivalent to 30.8 million watt hours, compared to 27.7 million for the first six months of 2009.

Non-GAAP Financial Measures

This press release contains a non-GAAP financial measure under the rules of the U.S. Securities and Exchange Commission for adjusted EBITDA. This non-GAAP information supplements and is not intended to represent a measure of performance in accordance with disclosures required by generally accepted accounting principles. Non-GAAP financial measures are used internally to manage the business, such as in establishing an annual operating budget. Non-GAAP financial measures are used by A123 Systems management in its operating and financial decision-making because management believes these measures reflect ongoing business in a manner that allows meaningful period-to-period comparisons. Accordingly, A123 Systems believes it is useful for investors and others to review both GAAP and non-GAAP measures in order to (a) understand and evaluate current operating performance and future prospects in the same manner as management does and (b) compare in a consistent manner the company’s current financial results with past financial results. The primary limitations associated with the use of non-GAAP financial measures are that these measures may not be directly comparable to the amounts reported by other companies and they do not include all items of income and expense that affect operations. A123 Systems management compensates for these limitations by considering the company’s financial results and outlook as determined in accordance with GAAP and by providing a detailed reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures in the tables attached to this press release.

A123 Systems defines “Adjusted EBITDA” as operating loss plus depreciation and amortization of tangible and intangible assets, and stock-based compensation expense.

Conference Call Information

What:	A123 Systems’ second quarter 2010 financial results conference call

When:	Tuesday, August 10, 2010

Time:	5:00 p.m. ET

Webcast:	http://ir.a123systems.com/ (live and replay)

Live Call:	(877) 266-0479, domestic

(678) 894-3048, international

Replay:	(800) 642-1687, domestic, passcode 87753851

(706) 645-9291, international, passcode 87753851

About A123 Systems

A123 Systems, Inc. (Nasdaq: AONE) develops and manufactures advanced lithium ion batteries and battery systems for the transportation, electric grid services and commercial markets. Headquartered in Massachusetts and founded in 2001, A123 Systems’ proprietary nanoscale electrode technology is built on initial developments from the Massachusetts Institute of Technology. For additional information please visit www.a123systems.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the Company’s ability to expand its capacity to meet its customers’ growth plans, the Company’s manufacturing capacity expansion, customer demand for the Company’s products, the success of the Company’s joint venture in China, the timing of the Company’s Michigan facility commencing full-scale production, the timing of the Company’s development programs with customers moving into volume production and the Company’s growth, profitability margins and market leadership.

These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond A123 Systems’ control.

A123 Systems’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, the timing and terms of the Company’s U.S. government funding, delays in customer and market demand for and adoption of the Company’s products in the transportation, electric grid and other target markets, the Company’s ability to expand its U.S. manufacturing capacity to address anticipated market demand, delays in the development of the Company’s new products, the Company’s ability to attract new customers and retain existing customers, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which the Company operates, failure to negotiate acceptable contract terms with new customers or early termination of the Company’s agreements with key customers, and other risks detailed in A123 Systems’ other publicly available filings with the Securities and Exchange Commission.

Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent A123 Systems’ views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. A123 Systems undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing A123 Systems’ views as of any date subsequent to the date of this press release.

Contacts:

Public Relations:

Edelman

Stephen Roy

Stephen.roy@edelman.com

Investor Relations:

ICR, LLC

Garo Toomajanian

617-972-3450

ir@a123systems.com

AONE-F

A123 Systems, Inc.

Unaudited, Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2010	2009	2010
Revenue:
Product	$16,517	$15,558	$36,638	$35,332
Services	3,185	7,050	6,284	11,744

Total revenue	19,702	22,608	42,922	47,076

Cost of revenue:
Product	19,616	18,977	39,186	41,331
Services	2,661	6,580	4,505	10,735

Total cost of revenue	22,277	25,557	43,691	52,066

Gross loss	(2,575)	(2,949)	(769)	(4,990)

Operating expenses:
Research, development and engineering	11,587	13,832	22,814	27,948
Sales and marketing	2,245	3,366	4,227	6,166
General and administrative	5,990	8,804	12,273	17,044
Production start-up	179	3,606	179	5,417

Total operating expenses	20,001	29,608	39,493	56,575

Operating loss	(22,576)	(32,557)	(40,262)	(61,565)

Other income (expense):
Interest expense, net	(292)	(372)	(510)	(590)
Gain (loss) on foreign exchange	673	(1,226)	(115)	(981)
Unrealized loss on preferred stock warrant liability	(22)	—	(70)	—

Other income (expense), net	359	(1,598)	(695)	(1,571)

Loss from operations, before tax	(22,217)	(34,155)	(40,957)	(63,136)

Provision for income taxes	123	132	267	253

Net loss	(22,340)	(34,287)	(41,224)	(63,389)

Less: Net loss attributable to the noncontrolling interest	427	69	574	146

Net loss attributable to A123 Systems, Inc.	(21,913)	(34,218)	(40,650)	(63,243)

Accretion to preferred stock	(17)	—	(28)	—

Net loss attributable to A123 Systems, Inc. common stockholders	$(21,930)	$(34,218)	$(40,678)	$(63,243)

Net loss per share attributable to common stockholders - basic and diluted:	$(2.36)	$(0.33)	$(4.39)	$(0.61)

Weighted average number of common shares outstanding - basic and diluted	9,277	104,333	9,272	103,825

A123 Systems, Inc.

Unaudited, Condensed, Consolidated Balance Sheets

(in thousands)

	December 31,	June 30,
	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	$457,122	$353,326
Restricted cash	1,742	674
Accounts receivable, net	17,718	18,332
Inventory	37,438	41,688
Prepaid expenses and other current assets	8,895	7,648

Total current assets	522,915	421,668

Property, plant and equipment, net	71,662	116,571
Goodwill	9,581	9,581
Intangible assets, net	1,254	730
Deposits and other assets	11,698	22,818
Restricted cash	980	1,987
Investment	—	20,495

Total assets	$618,090	$593,850

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving credit lines	$8,000	$8,000
Current portion of long-term debt	6,456	5,153
Current portion of capital lease obligations	411	766
Accounts payable	16,475	29,595
Accrued expenses	11,689	29,946
Other current liabilities	1,859	1,841
Deferred revenue	7,543	2,059
Deferred rent	58	134

Total current liabilities	52,491	77,494

Long-term debt, net of current portion	7,438	4,797
Capital lease obligations, net of current portion	193	795
Deferred revenue, net of current portion	26,142	25,347
Deferred rent, net of current portion	630	1,210
Other long-term liabilities	2,866	5,022

Total liabilities	89,760	114,665

Commitments and contingencies

Stockholders’ equity
Common stock	103	105
Additional paid-in capital	767,694	781,681
Accumulated deficit	(238,668)	(301,911)
Accumulated other comprehensive loss	(909)	(654)

Total A123 Systems, Inc. stockholders’ equity	528,220	479,221
Noncontrolling interest	110	(36)

Total stockholders’ equity	528,330	479,185

Total liabilities and stockholders’ equity	$618,090	$593,850

A123 Systems, Inc.

Unaudited, Earnings Before Interest, Tax, Depreciation, Amortization and Stock-Based Compensation (“Adjusted EBITDA”)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2010	2009	2010
Operating loss	$(22,576)	$(32,557)	$(40,262)	$(61,565)

EBITDA adjustments
Stock-based compensation	2,825	2,646	4,034	5,133
Depreciation and amortization	3,512	4,009	6,304	7,758
Adjusted EBITDA	$(16,239)	$(25,902)	$(29,924)	$(48,674)